CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated January 29, 1999, except for the second paragraph of Note 15 as to which the date is March 17, 1999 (which contains an emphasis paragraph that describes certain significant uncertainties relating to the financial statements of American Access Technologies, Inc, appearing in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/Rachlin Cohen & Holtz
RACHLIN COHEN & HOLTZ  LLP
Fort Lauderdale, Florida
March 30, 1999